Exhibit 99.1

www.avanex.com

Avanex Announces Record Revenue and Gross Margin for Q2 2007

Revenue Increases 54 Percent Year-over-Year

FREMONT, Calif. – Feb. 6, 2007 – Avanex Corporation (NASDAQ: AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today reported financial results for the second quarter of fiscal 2007 ended Dec. 31, 2006.

Net revenue in the second quarter of fiscal 2007 was a record $55.6 million, a 9 percent increase over the prior quarter revenue of $50.9 million and a 54 percent increase over revenue of $36.1 million in the second quarter of the previous year.

“The second quarter was exceptionally strong and we are very pleased to report the highest revenue and gross margin in the history of Avanex,” said Jo Major, chairman, president and chief executive officer of Avanex. “Our team generated solid revenue growth while significantly improving the financial performance of the company.”

“In the metro and long haul markets we expect flat market demand in the first half of 2007, due to the delay of certain capacity expansion projects and we anticipate the market to return to growth in the second half of the year,” said Major.

The company reported a net loss of $8.6 million or a loss of $0.04 per share in the second quarter of fiscal 2007, compared with a net loss of $9.7 million or a loss of $0.05 per share in the prior quarter and a net loss of $18.5 million or a loss of $0.13 per share in the second quarter of the prior year.

Non-GAAP net loss in the second quarter of fiscal 2007 decreased by 50 percent to $3.5 million or a loss of $0.02 per share, compared with a non-GAAP net loss of $7.1 million or a loss of $0.03 per share in the prior quarter and a non-GAAP net loss of $9.9 million or a loss of $0.07 per share in the second quarter of the prior year. Non-GAAP net loss excludes share-based payments, amortization of intangibles, restructuring charges, and gains (loss) on the disposal of property and equipment. Non-GAAP net loss in the second quarter of fiscal 2006 also excludes a loss on debt refinancing. Non-GAAP net loss in the second quarter of fiscal 2007 also excludes legal, accounting and consulting expenses related to transactions that were not completed.*

Gross margin in the second quarter of fiscal 2007 increased to 19 percent, compared with 10 percent in the previous quarter and 8 percent in the second quarter of fiscal 2006.

Marla Sanchez, senior vice president and chief financial officer said, “We are pleased with the significant improvement in gross margin due to the programs we implemented two quarters ago aimed at reducing inventory charges, improving our supply chain, increasing manufacturing yields and managing our product portfolio. Execution of these programs significantly expanded our gross margin and we expect to realize further improvements in our cost structure.”

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Q3 FY 2007 Outlook

The company expects revenue in the third quarter of fiscal 2007 to be between $54.0 million and $57.0 million and expects gross margin to be between 17 percent and 21 percent.

Conference Call

Avanex will host a conference call today, Feb. 6 at 1:30 p.m. Pacific time; 4:30 p.m. Eastern time. The number for the conference call is 706-679-9682, and the password is “Avanex.” A live webcast of the conference call will be available on the Investors section on the company’s web site at www.avanex.com. An audio replay of the conference call will be available until Feb. 13 at 11:59 p.m. Pacific time. To access the audio replay, please dial 706-645-9291.

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex also maintains facilities in Horseheads, N.Y.; Shanghai; Nozay, France; San Donato, Italy; and Bangkok. To learn more about Avanex, visit our Web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including forward-looking statements regarding expected third quarter of fiscal 2007 outlook and operating results, market trends for the metro and long haul markets and the realization of improvements in our cost structure. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, problems or delays in reducing the cost structure of the company, the company’s inability to effect its restructuring goals or to successfully transfer operations to lower cost regions, any slowdown or deferral of new orders for products, higher than anticipated expenses the company may incur in future quarters or the inability to identify expenses which can be eliminated.

Finally, please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on Sept. 28, 2006, Quarterly Report filed on Form 10-Q on Nov. 9, 2006 and subsequent filings with the SEC.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

*	Details on the items excluded from non-GAAP net loss and non-GAAP net loss per share are available in the table entitled, “Reconciliation of GAAP Net Loss to Non-GAAP Net Loss,” following the accompanying financial statements.

Contact Information

Maria Riley

Director of Communications

510-897-4188

maria_riley@avanex.com

Avanex Corporation

CONSOLIDATED BALANCE SHEET

In thousands, except for per share data

(Unaudited)

	December 31, 2006	September 30, 2006	June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$37,360	$16,358	$28,963
Restricted cash and investments	5,891	6,715	6,676
Short-term investments	14,638	38,798	38,696
Accounts receivable, net	34,587	31,608	26,768
Inventories, net	21,893	16,951	18,417
Due from related party	17,972	18,151	10,404
Other current assets	13,477	12,687	15,473

Total current assets	145,818	141,268	145,397
Property and equipment, net	6,064	6,040	5,668
Intangibles, net	1,749	2,335	3,246
Goodwill	9,408	9,408	9,408
Other assets	2,228	1,853	1,839

Total assets	$165,267	$160,904	$165,558

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$47,998	$40,768	$38,276
Accrued compensation	7,581	7,088	6,872
Accrued warranty	1,742	1,745	1,799
Due to related party	4,750	3,914	4,475
Other accrued expenses and deferred revenue	9,472	5,802	4,467
Current portion of long-term obligations	976	543	823
Current portion of accrued restructuring	6,359	6,224	6,321

Total current liabilities	78,878	66,084	63,033
Long-term liabilities:
Accrued restructuring	11,122	12,006	13,252
Convertible notes	4,438	4,282	4,569
Other long-term obligations	11,446	11,960	11,366

Total liabilities	105,884	94,332	92,220

Stockholders’ equity:
Common stock	208	207	204
Additional paid-in capital	747,955	745,992	742,951
Accumulated other comprehensive income	3,991	4,591	4,687
Accumulated deficit	(692,771)	(684,218)	(674,504)

Total stockholders’ equity	59,383	66,572	73,338

Total liabilities and stockholders’ equity	$165,267	$160,904	$165,558

Avanex Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except for per share data

(Unaudited)

	Three Months Ended
	December 31, 2006	September 30, 2006	December 31, 2005
Net revenue:
Third parties	$40,325	$37,354	$25,475
Related parties	15,298	13,537	10,650

Total net revenue	55,623	50,891	36,125
Cost of revenue:
Cost of revenue except for purchases from related parties	44,968	45,574	32,287
Purchases from related parties	159	5	920

Total cost of revenue	45,127	45,579	33,207

Gross profit	10,496	5,312	2,918
Operating expenses:
Research and development	5,832	5,625	5,452
Sales and marketing	3,891	3,548	2,783
General and administrative:
Third parties	9,148	5,662	3,694
Related parties	(73)	(11)	147
Amortization of intangibles	656	852	1,385
Restructuring	436	(63)	2,942
Gain on disposal of property and equipment	(28)	(20)	(775)

Total operating expenses	19,862	15,593	15,628

Loss from operations	(9,366)	(10,281)	(12,710)
Interest and other income	1,121	839	379
Interest and other expense	(308)	(272)	(6,212)

Net loss	$(8,553)	$(9,714)	$(18,543)

Basic and diluted net loss per common share	$(0.04)	$(0.05)	$(0.13)

Weighted-average number of shares used in computing basic and diluted net loss per common share	206,873	205,389	145,215

Avanex Corporation

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

In thousands, except for per share data

(Unaudited)

	Three Months Ended
	December 31, 2006	September 30, 2006	December 31, 2005
Net loss, GAAP	$(8,553)	$(9,714)	$(18,543)
Items reconciling GAAP net loss to non-GAAP net loss:
Related to cost of revenue:
Share-based payments	234	278	29
Related to operating expenses:
Research and development - share-based payments	597	614	178
Sales and marketing - share-based payments	191	208	55
General and administrative - share-based payments	788	781	340
Amortization of intangibles	656	852	1,385
Restructuring:
Share-based payments	3	7	16
All other	433	(70)	2,926
(Gain) loss on disposal of property and equipment	(28)	(20)	(775)
Loss on debt refinancing	—	—	4,525
Due diligence expenses related to abandoned acquisition activity	2,146	—	—

Total related to operating expenses	4,786	2,372	8,650

Total related to net loss	5,020	2,650	8,679

Non-GAAP net loss	$(3,533)	$(7,064)	$(9,864)

Basic and diluted non-GAAP net loss per common share	$(0.02)	$(0.03)	$(0.07)

Weighted-average number of shares used in computing basic and diluted non-GAAP net loss per common share	206,873	205,389	145,215